UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 20, 2014

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03           Material Modification to Rights of Security Holders.

On March 20, 2014, the Board of Directors (the “Board”) of 1st Constitution Bancorp (the “Company”) determined to allow the expiration of its existing stockholder rights plan in accordance with its terms without extension or replacement. The rights plan is represented by the Rights Agreement dated as of March 18, 2004 (the “Rights Agreement”), between the Company and Registrar and Transfer Company, as rights agent, which provides for an expiration date of 5:00 p.m. (New York City time) on March 29, 2014 (the “Expiration Date”).  Pursuant to the Rights Agreement, each share of the Company’s common stock has attached to it one Right (as defined in the Rights Agreement), representing the right to purchase one/one-hundredth of a share of series of the Company’s preferred stock designated as Series A Junior Participating Preferred Stock for a purchase price of $142.00 per one/one-hundredth of a share, subject to adjustment, under certain circumstances specified in the Rights Agreement. As a result of the Board’s determination, on the Expiration Date, the Rights shall expire by their terms, be of no further force and effect, and no longer be outstanding and shall not be exercisable.  Stockholders do not have to take any action as a result of this termination and this action will have no effect on the Company’s common stock.

The foregoing summary description of the Rights Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which was filed as Exhibit 4.5 to the Company’s Form 8-A filed with the Securities and Exchange Commission on March 18, 2004, and is incorporated herein by reference.

Item 8.01          Other Events.

On March 24, 2014, the Company issued a press release announcing the expiration of the Rights Agreement. A copy of that press release is filed as Exhibit 99.1 to this Current Report and incorporated herein by this reference.

Item 9.01.          Financial Statements and Exhibits.

 (d)         Exhibits.

99.1           Press Release of 1st Constitution Bancorp, dated March 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date: March 24, 2014	By:	/s/ ROBERT F. MANGANO
		Name:	Robert F. Mangano
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Title

99.1	Press Release of 1st Constitution Bancorp, dated March 24, 2014